FOR IMMEDIATE RELEASE
Date:    July 23,2003
Contact:  Anthony J. Patti
          Senior Vice President,
          Chief Financial Officer and Treasurer
          Phone:(781) 395-2800
          Fax: (781) 391-8297

                       MYSTIC FINANCIAL, INC. REPORTS
             2003 FISCAL YEAR END RESULTS: ASSET GROWTH OF 20.3%
             AND AN INCREASE IN BASIC EPS OF 16.2% FOR THE YEAR


MEDFORD, MA.

Mystic Financial, Inc. (Nasdaq: MYST) (or the "Company"), the holding company for Medford Co-operative Bank (or the "Bank"), today reported the operating results of the Company for the three and twelve months ended June 30, 2003.

The Company's basic earnings were $1.29 per share, an increase of 16.2%, ($1.23 on a diluted basis) for the twelve months ended June 30, 2003 compared to $1.11 per share ($1.08 on a diluted basis) for the twelve months ended June 30, 2002. For the twelve months ended June 30, 2003, the Company reported net income of $1.7 million as compared to $1.6 million for the twelve months ended June 30, 2002.

The Company's basic earnings were $0.33 per share ($0.32 on a diluted basis) for the three months ended June 30, 2003 compared to $0.29 per share ($0.28 on a diluted basis) for the three months ended June 30, 2002. For the three months ended June 30, 2003, the Company reported net income of $452,000 as compared to $382,000 for the three months ended June 30, 2002.


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Page 2 - Mystic Financial, Inc.

Net interest income increased by $1.3 million or 13.9% to $11.0 million for the twelve months ended June 30, 2003 from $9.7 million for the twelve months ended June 30, 2002.

Non-interest income improved by $1.0 million or 90.4% to $2.2 million for the twelve months ended June 30, 2003 as compared to $1.1 million for the twelve months ended June 30, 2002. This increase was caused by increased loan sale gains of $661,000, an increase in net security gains of $50,000 and an increase in other income of $317,000 which included $248,000 of capitalized servicing rights in connection with the high volume of loan sales experienced during the year.

Non-interest expense increased by $2.2 million or 28.1% to $10.1 million for the twelve months ended June 30, 2003 as compared to $7.9 million for the twelve months ended June 30, 2002. This increase was caused by higher personnel costs associated with the asset growth of the Bank, marketing expenses incurred to capture deposit market share, expenses to operate the branch office that opened in Bedford, MA in June 2002 and a prepayment penalty expense of $468,000 relating to the early retirement of Federal Home Loan Bank advances.

For the three months ended June 30, 2003, net interest income increased by $402,000 or 15.8% to $3.0 million from $2.6 million for the three months ended June 30, 2002.

Non-interest income improved by $536,000 or 177.5% to $838,000 for the three months ended June 30, 2003 as compared to $302,000 for the three months ended June 30, 2002. This increase was caused by increased loan sale gains of $151,000, an increase in net security gains of $123,000 and an increase in other income of $262,000 which included capitalized servicing rights.


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Page 3 - Mystic Financial, Inc.

Non-interest expense increased by $730,000 or 33.5% to $2.9 million for the three months ended June 30, 2003 as compared to $2.2 million for the three months ended June 30, 2002. This increase was caused by higher personnel costs associated with the asset growth of the Bank, expenses to operate the branch office that opened in Bedford, MA in June 2002 and a prepayment penalty expense of $468,000 relating to the early retirement of Federal Home Loan Bank advances.

The Company's total assets increased to $429.3 million at June 30, 2003 from $356.7 million at June 30, 2002, an increase of $72.6 million or 20.3%. The increase in total assets was primarily a result of continued loan growth and increases in investment securities funded by deposit growth and proceeds from loan sales.

The Company's net loans increased to $279.9 million at June 30, 2003, an increase of $36.2 million or 14.9% from the June 30, 2002 balance of $243.7 million. Growth in commercial real estate loans, commercial loans, residential mortgage loans, home equity loans and construction loans accounted for the increases.

The Company's deposits increased to $343.6 million at June 30, 2003 from $267.4 million at June 30, 2002, an increase of $76.1 million or 28.5%. Savings accounts increased by $16.3 million or 30.8% to $69.0 million at June 30, 2003 from $52.8 million at June 30, 2002. Money market accounts increased by $30.3 million or 140.9% to $51.7 million at June 30, 2003 from $21.5 million at June 30, 2002. Certificates of deposit increased by $18.0 million or 14.5% to $142.0 million at June 30,2003 from $124.0 million at June 30, 2002. The increase in deposits resulted from increased market share following the sale of Medford Bank to Citizens Bank and the success of the Bedford branch that opened in June 2002.


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Page 4 - Mystic Financial, Inc.

Company President and CEO Ralph W. Dunham stated, "We are pleased with our operating results for the year. Our basic earnings per share grew 16.2% while the Bank was able to increase its loans and deposits substantially. The Bank continues to be one of Massachusetts' fastest growing community banks. We are excited about our new branch in Malden, opening in September 2003, which will allow the Bank to continue to increase market share and take advantage of recent acquisitions of local community banks by large impersonal institutions."

Mystic Financial, Inc. is the holding company for Medford Co-operative Bank, a Massachusetts chartered stock co-operative bank established in 1886. The Bank has six banking offices in Medford, Arlington, Lexington and Bedford, Massachusetts.

Statements contained in this news release which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Neither the Company nor the Bank undertakes to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.


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                   Mystic Financial, Inc. and Subsidiaries
                    Condensed Consolidated Balance Sheets
                               (In Thousands)


                                                    June 30,    June 30,
                                                      2003        2002
                                                    --------    --------
                                                         (Unaudited)
                                                         -----------

Assets
  Cash and cash equivalents                         $ 19,800    $ 34,612
  Securities available for sale                      117,871      65,900
  Loans, net of allowance for
   loan losses of $2,347 and $2,063,
   respectively                                      279,949     243,743
 Other assets                                         11,696      12,478
                                                    --------    --------
      Total assets                                  $429,316    $356,733
                                                    ========    ========

Liabilities and Stockholders' Equity
  Deposits                                          $343,564    $267,438
  Federal Home Loan Bank borrowings                   41,200      58,135
  Subordinated debt                                   12,000       5,000
  Other liabilities                                    6,308       2,237
                                                    --------    --------
      Total liabilities                              403,072     332,810

  Total stockholders' equity                          26,244      23,923
                                                    --------    --------
      Total liabilities and stockholders' equity    $429,316    $356,733
                                                    ========    ========


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                   Mystic Financial, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Income
                (Dollars In Thousands, Except Per Share Data)



                                           Three Months Ended          Twelve Months Ended
                                        ------------------------     -----------------------
                                         June 30,      June 30,      June 30,      June 30,
                                           2003          2002          2003          2002
                                        ----------    ----------    ----------    ----------
                                                             (Unaudited)
                                                             -----------

Interest and dividend income            $    5,388    $    5,073    $   21,388    $   19,868
Interest expense                             2,434         2,521        10,342        10,171
                                        ----------    ----------    ----------    ----------
Net interest income                          2,954         2,552        11,046         9,697
Provision for loan losses                      100            50           300           305
                                        ----------    ----------    ----------    ----------
Net interest income, after
 provision for loan losses                   2,854         2,502        10,746         9,392
Other income                                   838           302         2,165         1,137
Operating expenses                           2,911         2,181        10,081         7,871
                                        ----------    ----------    ----------    ----------
Income before income taxes                     781           623         2,830         2,658
Provision for income taxes                     329           241         1,114         1,031
                                        ----------    ----------    ----------    ----------
Net income                              $      452    $      382    $    1,716    $    1,627
                                        ==========    ==========    ==========    ==========

Earnings per share - basic              $     0.33    $     0.29    $     1.29    $     1.11
Earnings per share - diluted            $     0.32    $     0.28    $     1.23    $     1.08
Dividends per share                     $     0.09    $     0.09    $     0.36    $     0.33
Weighted average shares outstanding:
  Basic                                  1,352,307     1,322,136     1,322,769     1,462,309
  Diluted                                1,423,466     1,382,530     1,390,807     1,504,249
Financial ratios:
  Return on average equity                    6.99%         6.38%         6.86%         6.27%
  Return on average assets                    0.43%         0.47%         0.44%         0.53%
  Interest rate spread                        2.73%         2.94%         2.70%         2.88%
  Net interest margin                         2.96%         3.27%         2.96%         3.29%
  Non-performing assets as
  a percent of total assets                                               0.05%         0.03%

Book value per share                                                $    18.90    $    17.56


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